UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

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On May 20, 2016, Sessa Capital (Master), L.P. issued and posted to http://FixAshfordPrime.com the following press release:

SESSA CAPITAL RESPONDS TO LETTER FROM ASHFORD PRIME’S INCUMBENT DIRECTORS

Sessa Believes Shareholders Should Decide the Makeup of the Board

New York – May 20, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”), today sent an open letter in response to a letter from certain of Ashford Prime’s incumbent directors. The full text of Sessa’s letter follows:

Dear Ashford Prime Directors,

We have read your open letter, which does nothing to alter our belief that it is time to let the shareholders determine the future path of the Company on June 10 at the Annual Meeting with no further delay. You misrepresent our goals in seeing the proxy contest to completion and continue to misunderstand our intention to empower Ashford Prime shareholders with the right to freely and fairly elect directors of their choosing. Your most recent “settlement proposal” suffers from the same shortcomings as previous ones, as it eliminates any meaningful choice by the shareholders about who should represent them on the board.

The Company is at a critical crossroads. We believe the board’s oversight of the Company since inception has been woefully inadequate. You disagree. We believe the shareholders should decide who oversees the Company, and that a “brokered deal” would undermine that principle. Since we announced our nominations over four months ago, you have had ample time to make your case directly to shareholders in order to win the election. Your response has been to waste time and energy by threatening shareholders with financial ruin and filing lawsuits to defend the entrenchment devices that you put in place. We are willing to place our faith in the shareholders to choose between the Sessa nominees’ views on corporate governance and the starkly divergent views of the incumbent slate. Will you?

We agree that threatened proxy contests often settle. However, we believe that you have operated so far outside the norms of - to use your word - “market” behavior that nothing short of a new majority of independent directors selected by the shareholders can produce the necessary changes. We seek a board with a majority of directors having no personal or financial ties to Chairman Bennett or anyone else, including Sessa. Instead you propose a board that leaves in place all of the seven incumbent directors who have approved what we believe is a series of actions over the last year that undermine sound corporate governance and shareholder rights. In the past twelve months alone you have taken steps that call into question the judgment of all seven current directors:

•	Engaging in what your own advisor referred to as the “strategy of declaring [the Sessa nominees] invalid.” Your legal obligation is to establish elections with scrupulous fairness, not to attempt to manipulate the corporate mechanism to eliminate competition.

•	Coercing shareholders to vote for you by threatening to permit Ashford Inc to collect a financial penalty in the form of a termination fee from the Company – a fee claimed to be “over $200 million” – if you are not re-elected. Worse, you have indicated you intend to prioritize the interests of Ashford Inc and Chairman Bennett over the interests of the shareholders to whom you owe a fiduciary duty by failing to neutralize the termination fee for the purposes of this election. Instead of running on your own record, you hide behind the fee.

•	Authorizing the issuance of preferred stock for a penny per share without shareholder approval. Only intervention by Sessa and the New York Stock Exchange prevented you from selling more than 13% of the Company’s voting power to primarily insiders for only $43,750.

•	Purchasing shares in Ashford Inc with Ashford Prime’s funds at a 59% premium to market from an Ashford Inc activist shareholder as that company was on the verge of publicly announcing the Remington deal, which will dramatically increase Chairman Bennett and his father’s ownership of Ashford Inc.

•	Investing approximately $50 million into a money-losing hedge fund in which Chairman Bennett personally owned 1/4 of the general partner and served as CIO.

•	Relinquishing the right of the board to oversee the assets of the Company by applying the termination fee to the sale of more than one hotel in a year. Then, less than three months later, commencing a strategic review process whose alternatives were crippled by that same termination fee. And finally, purporting to conduct the strategic alternatives process for eight months only to propose a capital transaction (the sale of up to four hotels) that requires a waiver of the termination fee you have so far failed to obtain.

•	Relinquishing the Ashford Prime board’s fundamental right to change its CEO by contractually delegating that authority to Ashford Inc. Because Chairman Bennett serves as CEO of both companies, he essentially reports to himself.

•	Justifying the most recent amendments to the advisory agreement by claiming Ashford Prime received valuable “key money,” despite the agreement containing absolutely no commitment by Ashford Inc to provide a penny of key money. In the single transaction in which “key money” was received by the Company, that amount was a miniscule $206,000 in cash at a time when the Company was flush with over $100 million of cash and had recently put $50 million into Chairman Bennett’s hedge fund.

•	Approving the proxy penalty, which entrenches you by subjecting shareholder elections to the punitive impact of the termination fee.

Worse than your creation of the proxy penalty is your continuing coercion of shareholders with threats to apply the termination fee if the Sessa nominees are elected. The Company directors have not and cannot come up with a justification for how they can honor their fiduciary duties to Ashford Prime shareholders while at the same time electing to saddle the Company with a massive termination fee that, in the Company’s own words, would “destroy shareholder value.” As directors, your role is to be stewards of the shareholders’ capital, not to use that capital to entrench yourself. Ironically, even in your recent letter, you continue to use the termination fee as a tool of coercion. As independent directors, have you sought out independent legal advice about whether triggering the proxy penalty is consistent with your fiduciary duties or have you relied on counsel selected by the fee’s major beneficiary, Chairman Bennett, who recently admitted that payment of such fee would “enrich me immensely”? In our view, your actions render you unsuitable as directors of this or any company.

In your “open letter,” you complain about our proposed confidentiality agreement. We proposed the agreement to ensure that the parties would focus on serious settlement discussions and not attempt to use the process as a way to posture. Your open letter confirms to us that we were right to be concerned about posturing. Your latest ideas, such as a special committee that should have been formed years ago and the addition of two new directors selected by the same people who brought us the current seven directors, are too little, too late.

You continue to misunderstand and misrepresent Sessa’s nominations for directors to the Company’s board. Contrary to your assertion, Sessa is not seeking “full control” of the Company. Sessa is running a slate of five nominees, ensuring that at least two incumbent directors will have the opportunity to remain in office. Of our five nominees, only one works at Sessa. We sought out the other four nominees for their experience and expertise. Our nominees have no pre-existing personal or financial ties to Chairman Bennett, unlike yours which include:

•	Two state elected officials who have received material financial support from Chairman Bennett;
•	A high school friend of Chairman Bennett; and

•	A long-time friend of Chairman Bennett’s father who receives much of his annual compensation in directors’ fees.

Furthermore, other than myself, the Sessa nominees have no pre-existing personal or financial ties to Sessa. The Sessa nominees will exercise their best judgment on behalf of all Ashford Prime shareholders and the shareholders alone.

If you had a sincere interest in settling this proxy contest, you would have reached out months ago with an offer that would substantively alter the course of the Company’s governance while acknowledging past shortcomings by the incumbent board. Instead you spent months on litigation to defend your entrenchment devices. We view your current offers as nothing more than last minute theatrics intended to disguise your unreasonable behavior over the last four months and your overall track record.

Our goal is to give shareholders a choice between you, with personal and financial ties to Chairman Bennett, and a board where the majority of the directors are not beholden to any individual or to their own past mistakes. The law demands free and fair elections on June 10 at the annual meeting and Ashford Prime shareholders deserve a choice of director slates.

Sincerely,

Sessa Capital

John Petry

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Prime. The participants in the proxy solicitation include Sessa, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF ASHFORD PRIME TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

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Daniel Goldstein

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